EXHIBIT 99.1

FirstEnergy Corp.	For Release: March 15, 2005
300 Madison Avenue
Morristown, New Jersey 07962
www.firstenergycorp.com

News Media Contact:	Investor Relations Contact:
Ron Morano	Kurt Turosky
(973) 401-8097	(330) 384-5500
Scott Surgeoner
(610) 207-4140

SYSTEM COUNCIL U-3 MEMBERSHIP
RATIFIES CONTRACT WITH JCP&L

Morristown, NJ - Jersey Central Power & Light (JCP&L) announced today that it was notified by System Council U-3 leadership that the stipulated settlement reached with the company on Saturday, March 12, was ratified by represented employees. As a result, employees will return to work tomorrow.

JCP&L serves one million customers in 13 New Jersey counties.

Forward-Looking Statement: This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate," "potential," "expect," "believe," "estimate" and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, maintenance costs being higher than anticipated, legislative and regulatory changes (including revised environmental requirements), adverse regulatory or legal decisions and outcomes (including revocation of necessary licenses or operating permits, fines or other enforcement actions and remedies) of government investigations, including by the Securities and Exchange Commission, the United States Attorney's Office and the Nuclear Regulatory Commission as disclosed in our Securities and Exchange Commission filings, generally, and with respect to the Davis-Besse Nuclear Power Station outage in particular, the availability and cost of capital, the continuing availability and operation of generating units, our inability to accomplish or realize anticipated benefits from strategic goals, our ability to improve electric commodity margins and to experience growth in the distribution business, our ability to access the public securities and other capital markets, further investigation into the causes of the August 14, 2003 regional power outage and the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to the outage, the final outcome in the proceeding related to FirstEnergy's Application for a Rate Stabilization Plan in Ohio, the risks and other factors discussed from time to time in our Securities and Exchange Commission filings, and other similar factors. We expressly disclaim any current intention to update any forward-looking statements contained herein as a result of new information, future events, or otherwise.

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